CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 26, 2013, relating to the financial statements and financial highlights of Cloud Capital Funds, comprised of Cloud Capital Strategic Large Cap Fund and Cloud Capital Strategic Mid Cap Fund, each a series of Valued Advisers Trust, for the year ended May 31, 2013 and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

September 27, 2013